As filed with the Securities and Exchange Commission on May 25, 2012

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

BG MEDICINE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

610 Lincoln Street North

Waltham, Massachusetts 02451

(781) 890-1199

(Address, Including Zip Code, of Principal Executive Offices)

INDUCEMENT STOCK OPTION AWARD

(Full Titles of the Plans)

Eric Bouvier

President and Chief Executive Officer

BG Medicine, Inc.

610 Lincoln Street North

Waltham, Massachusetts 02451

(781) 890-1199

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William T. Whelan, Esq.

Linda K. Rockett, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Facsimile: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	725,675 shares	$5.17	$3,751,739.75	$429.95

(1)	This Registration Statement on Form S-8 is filed to register a total of 725,675 shares of common stock of BG Medicine, Inc. issuable upon exercise of a non-qualified stock option granted to Eric Bouvier, President and Chief Executive Officer of the Registrant, on January 9, 2012 as an inducement material to his entering into employment with the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of certain anti-dilution and other provisions of the Option Agreement (defined below).
(2)	Solely for the purposes of determining the registration fee under Rule 457(h) promulgated under the Securities Act, this price is equal to the per share exercise price of the stock option (the “Stock Option”) granted pursuant to a Non-Qualified Stock Option Agreement (the “Option Agreement”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed to register a total of 725,675 shares of common stock (the “Shares”) of BG Medicine, Inc. (the “Registrant”) issuable upon exercise of a non-qualified stock option granted to Eric Bouvier, President and Chief Executive Officer of the Registrant, on January 9, 2012 as an inducement material to his entering into employment with the Registrant. In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 with respect to the Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 30, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 13, 2012, February 16, 2012 (other than Item 2.02), March 8, 2012 (other than Item 2.02), March 26, 2012 and May 15, 2012 (other than Item 2.02);

(d)	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2012 that are deemed “filed” with the SEC under the Exchange Act;

(e)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (No. 001-33827), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 3, 2010, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eighth of the Registrant’s Restated Certificate of Incorporation provides that any director, officer or trustee of the Registrant who was or is a party in any action, suit or proceeding by reason of the fact that he is or was a director or an officer of the Registrant, shall be indemnified, to the fullest extent permitted by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection with any such action, suit or proceeding; provided, however, that the Registrant has no obligation to indemnify or advance expenses to any such indemnified party in connection with a proceeding initiated by the indemnified party unless the proceeding was authorized by the Board of Directors of the Registrant.

Article Eighth also provides that the Registrant shall pay such expenses incurred in defending a proceeding in advance of its final disposition, provided that if the DGCL so requires, the indemnitee shall deliver an undertaking to repay all amounts so advanced if it shall ultimately be determined by a court, on final disposition, that the indemnitee is not entitled to be indemnified for such expenses. The Registrant may, if the Board so determines, grant rights to indemnification and advancement of expenses to any employee or agent of the Registrant to the fullest extent permitted under its Restated Certificate of Incorporation. The rights to indemnification and advancement of expenses are not exclusive of any other rights which a director, officer or trustee may have under any law, the Restated Certificate of Incorporation, the Registrant’s Restated Bylaws, an agreement or otherwise. The Registrant may purchase insurance against any such expense, liability or loss. Finally, a repeal or modification of Article Eighth must not adversely affect the rights to indemnification of directors and officers regarding any acts or omissions that occurred before the repeal or modification.

Article Ninth of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VII of the Registrant’s Restated Bylaws provides that the Registrant shall, to the fullest extent permitted by the DGCL, indemnify its directors, officers and trustees and may, if authorized by the Board of Directors, indemnify its employees or agents against any and all expenses, liabilities or other matters. Article VII provides further that the Registrant may advance expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the indemnitee shall deliver an undertaking to repay all amounts so advanced if it shall ultimately be determined by a court, on final disposition, that the indemnitee is not entitled to be indemnified for such expenses. The rights to indemnification and advancement of expenses are not exclusive of any rights which a director, officer or trustee may have under any law, the Restated Certificate of Incorporation, the Restated Bylaws, an agreement or otherwise. The Registrant may purchase insurance against any such expense, liability or loss. Finally, Article VII provides that a repeal or modification of Article VII must not adversely affect the rights to indemnification of directors and officers regarding any acts or omissions that occurred before the repeal or modification.

The Registrant has entered into an indemnification agreement with each of its directors and officers, in order to provide consistent indemnification arrangements for all directors and officers. The indemnification agreement provides that each director or officer who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was one of the Registrant’s directors or officers, shall be indemnified by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred in connection with such legal proceedings. A director or officer will not receive indemnification under the agreement if (a) the liability relates to an accounting under Section 16(b) of the Exchange Act, or similar provisions of federal, state or local law; (b) the director’s or officer’s conduct is found to be fraudulent, deliberately dishonest or constitutes willful misconduct; (c) the director’s or officer’s conduct involves a breach of the duty of loyalty to the Registrant or its stockholders, or involves a transaction from which the director or officer derived an improper personal benefit; (d) the director or officer is found to have received payment under a valid and collectible insurance policy, indemnification clause, by-law or agreement; (e) indemnification of the director or officer is not lawful; or (f) the indemnification is in connection with any proceeding initiated by the director or officer, with certain exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts on May 25, 2012.

BG MEDICINE, INC.

By	/s/ Eric Bouvier
Eric Bouvier
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Eric Bouvier and Michael W. Rogers, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of BG Medicine, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Bouvier	President, Chief Executive Officer and Director (principal executive officer)	May 25, 2012
Eric Bouvier

/s/ Michael W. Rogers	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 25, 2012
Michael W. Rogers

/s/ Noubar B. Afeyan, Ph.D.	Director	May 25, 2012
Noubar B. Afeyan, Ph.D.

/s/ Harrison M. Bains	Director	May 25, 2012
Harrison M. Bains

/s/ Stéphane Bancel	Executive Chairman of the Board of Directors	May 25, 2012
Stéphane Bancel

/s/ Timothy Harris, Ph.D., D.Sc.	Director	May 25, 2012
Timothy Harris, Ph.D., D.Sc.

/s/ Stelios Papadopoulos, Ph.D.	Director	May 25, 2012
Stelios Papadopoulos, Ph.D.

/s/ Brian S. Posner	Director	May 25, 2012
Brian S. Posner

INDEX OF EXHIBITS

Exhibit Number	Description

(4.1)	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33827), filed on February 11, 2011).

(4.2)	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33827), filed on February 11, 2011).

(4.3)	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164574), filed on November 22, 2010).

(4.4)	Fourth Amended and Restated Investor Rights Agreement, dated as of July 10, 2008 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164574), filed on January 29, 2010).

(4.5)	Form of Common Stock Warrant issued to General Electric Capital Corporation (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164574), filed on January 29, 2010).

(4.6)	Form of Common Stock Bridge Financing Warrant, together with a schedule of warrant holders (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164574), filed on January 29, 2010).

(4.7)	Warrant issued to Silicon Valley Bank, dated November 9, 2007 (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164574), filed on January 29, 2010).

(4.8)	Warrant issued to Silicon Valley Bank, dated March 28, 2008 (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164574), filed on January 29, 2010).

(4.9)	Form of 2010 Common Stock Bridge Warrant, together with a schedule of warrant holders (incorporated by reference to Exhibit 4.8 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-164574), filed on August 31, 2010).

(4.10)	Warrant issued to GE Capital Equity Investments, Inc., dated as of February 10, 2012 (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-33827), filed on February 16, 2012).

(4.11)	Warrant issued to Comerica Bank, dated as of February 10, 2012 (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 001-33827), filed on February 16, 2012).

(5.1)*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)*	Consent of Deloitte & Touche LLP.

(24.1)*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Non-Qualified Stock Option Agreement dated January 9, 2012 by and between the Registrant and Eric Bouvier (incorporated by reference to Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K (File No. 001-33827), filed on March 30, 2012).

*	Filed herewith.